Exhibit 10.4

RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 16th day of November, 2015, between IDI, Inc. a Delaware corporation, (“Company”), and Michael Brauser (“Participant”) and is prepared in accordance with the Employment Agreement between Michael Brauser and the Company dated November 16, 2015 which is attached hereto as Exhibit A. This Agreement shall be effective at the time that it is executed by both parties (“Effective Date”).

1. Award and Definitions.

(a) Shares. Pursuant to the Employment Agreement, the Company hereby grants to the Participant the right to receive five million (5,000,000) shares of Common Stock upon the satisfaction of certain conditions (the “Restricted Stock Units”). Shares of the Common Stock shall be issued only upon vesting of the Restricted Stock Units and only upon the satisfaction of the terms and conditions set forth herein and in the Employment Agreement (such shares shall be referred to hereafter as the “Award Stock”). The grant of the Restricted Stock Units are subject to the Company obtaining stockholder approval of the shares of Common Stock underlying the Restricted Stock Unit grants under the Employment Agreement and this Agreement at the Company’s next annual stockholders’ meeting.

(b) Definitions. For purposes of this Agreement, the following terms shall be defined as set forth below:

(i) “Cause” shall have the meaning set forth in the Employment Agreement.

(ii) “Change in Control” shall have the meaning set forth in the Employment Agreement.

(iii) “Code” means the Internal Revenue Code of 1986, as amended.

(iv) “Common Stock” means the common stock, par value $0.0005 per share, of the Company or any class of common stock into which such common stock may hereafter be converted or for which such common stock may be exchanged pursuant to the Company’s certificate of incorporation or as part of a recapitalization, reorganization or similar transaction.

(v) “Committee” means a committee of the Company’s board of directors consisting of two or more directors, none of whom shall be an officer or other salaried employee of the Company, and each of whom shall qualify in all respects as a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as an “outside director” for purposes of Section 162(m) of the Code.

(vi) “Disability” shall have the meaning set forth the Employment Agreement.

(vii) “EBITDA” means the Company’s annual earnings from its ordinary ongoing business activities, as determined net of all expenses but before interest, taxes, depreciation, and amortization.

(viii) “Employment Agreement” means the Employment Agreement between Michael Brauser and the Company dated November 16, 2015, which is attached hereto as Exhibit A.

(ix) “Good Reason” shall have the meaning set forth the Employment Agreement.

(x) “Section 409A” means Section 409A of the Code, and any legally binding guidance promulgated under Section 409A of the Code, including, without limitation, the Final Treasury Regulations.

2. Restricted Stock Units. Participant hereby accepts the Restricted Stock Units when issued and agrees as follows:

(a) Vesting. No Award Stock shall be issued pursuant to the unvested Restricted Stock Units. Except as otherwise provided for in this Agreement, the Restricted Stock Units shall vest upon the satisfaction of the vesting requirements set below provided that the “performance goal” set forth in Section 2(b) below is met:

Date	Total Percentage Vested

November 16, 2016	25%

November 16, 2017	50%

November 16, 2018	75%

November 16, 2019	100%

There shall be no proportionate or partial vesting in the periods between the vesting dates and all vesting shall occur only on the aforementioned vesting dates.

(b) Performance Goal. Except as otherwise provided for in this Agreement, the Restricted Stock Units shall not vest unless and until the Company has, for any fiscal year in which the Restricted Stock Units are outstanding, gross revenue determined in accordance with the Company’s audited financial statements in excess of $100 million for such fiscal year and positive EBITDA (also as determined based on the Company’s audited financial statements for such fiscal year), after subtracting all charges for equity compensation paid to executives or other service providers to the Company (the “Performance Goal”). Notwithstanding the foregoing, if Participant terminates service with the Company for any reason after the time-based vesting requirements in Section 2(a) have been met for a fiscal year, but before the audited financial statements for the same fiscal year have been completed, the Participant shall be treated as if the Participant provided service to the Company through the end of the same fiscal year, and will vest in the Restricted Stock Units that have met the time-based vesting requirements in Section 2(a), if the performance goals are achieved in the same fiscal year that the time-based vesting requirements are met. For example, if the Participant terminates service on

December 9, 2017, and on March 1, 2018 the audited financial statements for the 2017 fiscal year show that the performance goals have been achieved during the 2017 fiscal year (assuming the goals were not previously met during the 2016 fiscal year), the Participant shall vest in 50% of the Restricted Stock Units. However, if the audited financial statements for the 2017 fiscal year show that the performance goals were not achieved during the 2017 fiscal year, the Participant will not vest in any Restricted Stock Units and the Participant’s rights to the Restricted Stock Units shall be forfeited, even if the performance goals are achieved in any future year.

(c) Termination of Employment or Other Service; Change in Control.

(i) General. Except as otherwise provided for below, if Participant’s employment or other service with the Company terminates, all Restricted Stock Units unvested at the time of termination shall expire and be forfeited immediately and returned to the Company.

(ii) Involuntary Termination. In the event that Participant is terminated by the Company without Cause, all Restricted Stock Units which have not vested at the time of such termination shall immediately vest.

(iii) Good Reason. In the event that Participant terminates his employment for Good Reason, all Restricted Stock Units which have not vested at the time of such termination shall immediately vest.

(iv) Death. In the event that the Participant dies while in the employment or other service of the Company, all Restricted Stock Units which have not vested on the date of death shall immediately vest.

(v) Disability. In the event that the Participant’s employment or other service with the Company is terminated by reason of Disability, all Restricted Stock Units which have not vested at the time of such termination shall immediately vest.

(vi) Change in Control. In the event of a Change in Control, all Restricted Stock Units which have not vested on the date of such Change in Control shall immediately vest.

(d) Transferability. The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of unless otherwise approved by the Committee.

(e) Distribution. The Company shall deliver a certificate evidencing shares of Award Stock to the Participant or direct its transfer agent to register such shares in book entry form, upon the earlier of: (i) Participant’s “separation from service” as defined for purposes of Section 409A, and any legally binding guidance promulgated under Section 409A or (ii) a Change in Control (collectively, the “Delivery Event”); provided, however, that the delivery of shares shall be delayed until the earlier of (A) six months following separation from service, or (B) the Participant’s death, if necessary to comply with the requirements of Section 409A. All shares underlying vested Restricted Stock Units shall be delivered to Participant upon a Delivery Event regardless as to the reason triggering such Delivery Event (including the reason the Participant’s employment is terminated).

3. Withholding. To the extent that this Agreement or the delivery of any Award Stock causes the Participant to be subject to any tax withholding obligations, Participant shall pay to the Company, or make arrangements satisfactory to the Company, regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld; provided, however, Participant may, at his option and in accordance with Section 409A, elect to satisfy any and all tax withholdings (including any FICA and related income tax withholding that may apply on the vesting, as opposed to settlement, of the Restricted Stock Units) by having the Company withhold a number of shares having a fair market value equal to the minimum amount of such tax withholdings.

4. Status as a Shareholder. Participant shall have no rights of a shareholder with respect to the Restricted Stock Units until Award Stock is issued to him pursuant to Section 2 above.

5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

7. Miscellaneous

(a) Administration. This Agreement shall be administered by the Compensation Committee, which shall have the full power and authority to take all actions, and to make all determinations not inconsistent with the specific terms and provisions of this Agreement deemed by the Committee to be necessary or appropriate to the administration of this Agreement. The Committee shall determine the extent to which the Performance Goal has been met and shall certify the completion of the Performance Goal in writing.

(b) Provisions of Employment Agreement. This Agreement is subject to all the terms, conditions and provisions of the Employment Agreement. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Employment Agreement, the Employment Agreement shall control, and this Agreement shall be deemed to be modified accordingly.

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(d) Section 409A Compliance. It is intended that all compensation payable pursuant to this Agreement are exempt from or, alternatively, comply with Section 409A, and this Agreement will be interpreted, administered and operated accordingly. In the event that any provision of this Agreement is inconsistent with Section 409A or such guidance, then the applicable provisions of Section 409A shall supersede such inconsistent provision. Notwithstanding the foregoing, in no event will the Company or its respective subsidiaries, affiliates, or officers, directors, employees, or agents have any liability for failure of this Agreement to be exempt from or comply with Section 409A and none of the foregoing guarantees that this Agreement is exempt from or complies with Section 409A. For all purposes under Section 409A, Executive’s right to receive any payments pursuant to this Agreement shall be treated as a right to receive a separate and distinct payment, and any payments to be made in installments shall be deemed to be a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Company. A termination of employment under this Agreement shall mean a “separation from service” under Section 409A.

Notwithstanding any provisions of the Agreement to the contrary, to the extent the that Section 409A would cause an adverse tax consequence to the Participant, a Change in Control shall not be deemed to occur for purposes of this Agreement unless the Change in Control meets the definition ascribed to the phrase “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Regulation 1.409A-3(i)(5), as revised from time to time in either subsequent regulations or other guidance.

(e) Entire Agreement; Amendments. This Agreement and the Employment Agreement constitute the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement, or modification is sought and shall not be amended to the extent it would cause any adverse consequences to the Participant under Section 409A.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has executed this Agreement, all as of the date first above written.

IDI, INC.

By:	/s/ Derek Dubner
Name:	Derek Dubner
Title:	Co-Chief Executive Officer

MICHAEL BRAUSER

/s/ Michael Brauser

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